                                                                   EXHIBIT 12.1

                              ORACLE CORPORATION
                      RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)

                                                                            SIX MONTHS
                                  FISCAL YEARS ENDED MAY 31,                  ENDED
                         ------------------------------------------------  NOVEMBER 30,
                           1992      1993      1994      1995      1996        1996
                         --------  --------  --------  --------  --------  ------------
Ratio of Earnings to
Fixed Charges:
 Earnings Before Fixed
  Charges and Income
  Tax................... $145,299  $261,934  $465,348  $710,168  $985,884   $490, 979
 Fixed Charges..........   49,169    43,893    41,885    51,186    66,374      34,311
                         --------  --------  --------  --------  --------   ---------
 Ratio of Earnings to
  Fixed Charges.........      3.0x      6.0x     11.1x     13.9x     14.9x       14.3x
Earnings Before Fixed
Charges and Income Tax:
 Net Income............. $ 61,510  $ 98,256  $283,720  $441,518  $603,279   $ 292,267
 Fixed Charges..........   49,169    43,893    41,885    51,186    66,374      34,311
 Income Taxes...........   34,620    76,315   139,743   217,464   316,231     164,401
 Cumulative Effect of
  Change in Accounting
  Principle.............       --    43,470        --        --        --          --
                         --------  --------  --------  --------  --------   ---------
 Earnings Before Fixed
  Charges and Taxes..... $145,299  $261,934  $465,348  $710,168  $985,884    $490,979
                         ========  ========  ========  ========  ========   =========
Fixed Charges:
 Consolidated Interest
  Expense............... $ 18,649  $  8,961  $  6,871  $  6,970  $  6,632   $     697
 Estimated Interest
  Element in Rent
  Expense...............   30,520    34,932    35,014    44,216    59,742      33,614
                         --------  --------  --------  --------  --------   ---------
 Total Fixed Charges.... $ 49,169  $ 43,893  $ 41,885  $ 51,186  $ 66,374   $  34,311
                         ========  ========  ========  ========  ========   =========

  The consolidated ratios of earnings to fixed charges were computed by dividing earnings by the fixed charges. For computation of such ratios of earnings to fixed charges, earnings consist of net income, to which has been added fixed charges, income taxes of the Company and its subsidiaries and the cumulative effect of the change in accounting principle of $43,470,000 in fiscal 1993. Fixed charges consist of consolidated interest and debt expense and one-third of consolidated rent expense, which approximates the interest factor.